Exhibit 99.1

Mirna Therapeutics Reports First Quarter 2017 Financial Results

AUSTIN, Texas-May 9, 2017-Mirna Therapeutics, Inc. (Nasdaq: MIRN), a biopharmaceutical company, today reported financial results for the first quarter of 2017 and provided a corporate update.

Following its late 2016 discontinuation of all research and development activities, the Company engaged a financial advisor and has been pursuing activities to evaluate strategic alternatives, including a possible merger or sale of the Company. Further operating cost and workforce reductions were also implemented to reduce overall cash burn.

“We are committed to serving our shareholders’ best interests and are continuing our strategic discussions with third parties in an effort to consummate a transaction,” said President and CEO Paul Lammers, M.D., M.Sc.

FIRST QUARTER 2017 FINANCIAL RESULTS

•	Cash Position and Guidance: Cash, cash equivalents, and marketable securities totaled $57.5 million as of March 31, 2017, compared to $60.5 million as of December 31, 2016. The Company has no debt.

The Company expects its quarterly cash burn rate to range from $1.5 million to $2.0 million. This quarterly guidance includes contractual commitments and obligations, but excludes any one-time charges related to any strategic transaction should such be consummated, and contractual payments for executive severance and change-in-control provisions.

•
Research and development expenses: Research and development expenses were approximately $0.2 million for the three months ended March 31, 2017, compared to research and development expenses of $4.5 million during the comparable period in 2016. The decrease was primarily due to the discontinuation of the Company's research and development activities, including the development of MRX34 and our microRNA pipeline, and a corresponding reduction in force, both of which were initiated in November 2016.

•
General and administrative expenses: General and administrative expenses were approximately $2.3 million for the three months ended March 31, 2017, compared to general and administrative expenses of $2.1 million during the comparable period in 2016. The increase for the three months ended March 31, 2017 was primarily due to approximately $0.5 million in legal fees for transaction costs related to the Company's evaluation of strategic alternatives. This increase was largely offset by a decline in personnel and operating expenses following the reduction in force initiated in November 2016 to reduce costs and streamline operations while the Company evaluates strategic alternatives.

•
Restructuring charges: Restructuring charges were approximately $2.6 million for the three months ended March 31, 2017, and $0 for the three months ended March 31, 2016. The Company and its landlord agreed to terminate the Company's lease of approximately 23,578 square feet of office and laboratory space for consideration of $3.8 million. As a result of the contingent settlement, the Company recognized incremental contract termination costs based on the contractual settlement amount of approximately $2.3 million, which were recorded in restructuring charges during the three months ended March 31, 2017.

•
Net Loss: Net loss was approximately $5.0 million for the three months ended March 31, 2017, compared to a net loss of $6.6 million for the comparable period in 2016. The results included non-cash, stock-based related compensation charges of $364,000 and $447,000 for the three months ended March 31, 2017 and March 31, 2016, respectively.

About Mirna Therapeutics, Inc.

Mirna is a biopharmaceutical company that has been focused on the development of microRNA-based oncology therapeutics. Mirna's first product candidate, MRX34, the first microRNA mimic to enter clinical development in oncology, was studied as a single agent in a multicenter Phase 1 clinical trial. In September 2016, Mirna voluntarily halted enrollment and dosing in the clinical study following multiple immune-related serious adverse events (SAEs) observed in patients dosed with MRX34 over the course of the trial. Subsequently, the U.S. Food and Drug Administration (FDA) notified the Company that the Investigational New Drug (IND) Application for MRX34 was placed on full clinical hold. The Company has since closed the IND and is currently evaluating strategic alternatives, including the possibility of a merger or sale of the Company.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Mirna, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the evaluation of strategic alternatives and our expectations regarding our quarterly cash burn rate. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, see our Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on May 9, 2017.

Mirna Therapeutics, Inc.
Condensed Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2017	2016
Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$17,121	$16,432
Short-term marketable securities	40,408	44,066
Prepaid expenses and other current assets	620	882
Total current assets	58,149	61,380
Property and equipment, net	26	354
Restricted cash	2,433	2,432
Total assets	$60,608	$64,166
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$371	$361
Accrued expenses	4,486	2,400
Total current liabilities	4,857	2,761
Lease obligations, long-term	—	1,053
Total liabilities	4,857	3,814

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2017 and December 31, 2016; 20,856,693 and 20,841,393 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	21	21
Additional paid in capital	163,518	163,126
Accumulated deficit	(107,771)	(102,791)
Other comprehensive loss	(17)	(4)
Total stockholders’ equity	55,751	60,352
Total liabilities and stockholders’ equity	$60,608	$64,166

Mirna Therapeutics, Inc.
Condensed Statement of Operations and Comprehensive Loss (unaudited)
(in thousands)

	Three Months Ended March 31,
	2017	2016
Operating expenses:
Research and development	$242	$4,523
General and administrative	2,264	2,130
Restructuring charges	2,557	—
Total operating expenses	5,063	6,653
Other income:
Interest income	86	82
Net loss attributable to common stockholders	$(4,977)	$(6,571)

Investors
Alan Fuhrman
afuhrman@mirnarx.com

512-901-0950

Media
Brad Miles
BMC Communications
bmiles@bmccommunications.com
646-513-3125

Source: Mirna Therapeutics, Inc.